Exhibit 99.1

Moleculin Announces Online Publication of Preclinical Data Demonstrating Significant Activity of Annamycin in Venetoclax Resistant AML Model

Abstract published as part of the American Society of Hematology (ASH) Annual Meeting

Study shows Annamycin effectively targets both Cytarabine (Ara-C) and Venetoclax resistant acute myeloid leukemia (AML) cell lines from heavily pretreated relapsed/refractory primary AML patients in vitro

Lack of apparent cardiotoxicity, improved organotropism, synergy with Ara-C, and possible immune-memory reinforcing properties appear to contribute to the favorable performance of Annamycin in clinical settings

Such preclinical data appear to correlate with preliminary clinical data showing Annamycin in combination with Ara-C achieving a 60% CRc rate in subjects who relapsed from or were refractory to Venetoclax as a first line therapy

HOUSTON, December 11, 2024 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), a late-stage pharmaceutical company with a broad portfolio of drug candidates targeting hard-to-treat tumors and viruses, today announced the online publication of its abstract titled, “Annamycin, a non-cardiotoxic anthracycline, demonstrates unique organotropism and activity against Ara-C and Venetoclax resistant AML,” as part of the ASH Annual Meeting held December 7-10, 2024, in San Diego, CA.

For the preclinical study, subsets of parental, cytarabine (Ara-C)-resistant, and Venetoclax (VEN)-resistant AML cell lines were treated with Annamycin at 0-3000 nM in vitro, alone, or ± VEN (1-1000 nM) and ± Ara-C (1-3000 nM). Treatment of naïve and heavily pretreated relapsed/refractory primary AML patient samples were also evaluated. The impact of DOX and Annamycin was further tested on established cultures of rat H9c2 cardiomyoblasts derived from ventricular tissue of myocardium and on human cardiomyocytes derived from induced pluripotent stem cells (iPSCs). RTCA CardioECR was applied to probe-free determination of viability (cell index, impedance), contractility, and electric potential. Finally, anti-leukemic efficacy of Annamycin in combination with Ara-C was evaluated in an aggressive, TP53 null FLT3-ITD mutated syngeneic AML Turqoise2 model, with extensive evaluation of tumor burden in bone marrow, spleen, lungs, and liver by fluorescence imaging. PK and tissue-organ distribution of Annamycin were analyzed in naïve mice and rats versus DOX.

Key Highlights

●	Annamycin displayed synergy with Ara-C and VEN in reducing viability in parental treatment naïve cell lines (10-20 nM) and in Ara-C-and VEN-resistant cell lines (30-350 nM).
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Annamycin showed no apparent toxicity in vivo. Parallel comparison of Annamycin and DOX at 8 mg/kg for 7 weeks exhibited a favorable toxicity profile for Annamycin, with no evidence of cardiotoxicity ex vivo. DOX treated mice demonstrated significant weight loss and increased levels of lactate dehydrogenase (LDL) in blood serum. Histopathological evaluation of heart tissue postmortem revealed mild cytoplasmic vacuolation of cardiac myocytes only in DOX-treated cohorts. Evaluation of human cardiomyocytes treated with Annamycin or DOX revealed a limited impact of Annamycin on human cardiomyocyte contractility, viability, and electric potential up to the highest tested dose of 1.5 uM as assessed by RTCA, in opposition to heavily perturbed contractility induced by DOX at 0.5 uM.

●	Annamycin’s ability to extend survival was potentiated in combination with Cytarabine (also known as “Ara-C” and for which the combination of Annamycin and Ara-C is referred to as “AnnAraC”).
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Annamycin was well tolerated by the animals even at schedules exceeding the therapeutic dosage of 4 mg/kg. Ex vivo pathology examination confirmed no toxicity to the murine heart/myocardium, similar to patients in clinical trials.

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PK and tissue-organ distribution of Annamycin revealed significantly higher concentrations of Annamycin vs. DOX in leukemia homing organs, suggesting conditions that might contribute to increased therapeutic efficacy and reduced MRD.

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Assessment of Annamycin administration resulted in durable disease eradication up to 150 days post treatment in 20% of mice. Interestingly, rechallenging these animals with AML-Turq-2 cells resulted in extended survival compared to naïve mice, suggesting immune-memory inducing properties of Annamycin therapy and warranting further examination.

Giovanni Martinelli, MD, University of Bologna, Lead of the EU financed program IMPACT-AML, and member of the Moleculin Scientific Advisory Board commented, "The preliminary clinical activity of Annamycin in heavily pretreated, relapsed/refractory AML patients who had progressive disease following Ara-C and VEN is very exciting and would provide a much needed treatment option for other patients who otherwise have very poor outcomes. Since the majority of our patients receive Ara-C or VEN in the front-line setting, having a drug that can overcome these resistance pathways and provide a benefit in these high-risk patients, while not doubling-up on toxicities could truly be a game-changer. I look forward to seeing additional clinical data on the combination of ANN and Ara-C from the Company’s Phase 3 MIRACLE study in 2025 and beyond."

“We believe these preclinical data correlate with what we saw in our preliminary data in our clinical trial MB-106 with Annamycin in combination with Ara-C (in combination called AnnAraC). Where subjects relapsed from or were refractory to Venetoclax regimens as first line therapy, we saw a 60% composite complete remission or CRc rate (n=5) using AnnAraC as a second line treatment. When subjects fail to respond to Venetoclax, the historical data show they typically have dismal outcomes with traditional salvage therapy, so this level of response is really unprecedented,” concluded Walter V. Klemp, Chairman and CEO.

The Company is advancing the development of Annamycin in a Phase 3 pivotal trial evaluating AnnAraC for the treatment of AML patients who are refractory to or relapsed after induction therapy (R/R AML) (MB-108). This Phase 3 “MIRACLE” trial (derived from Moleculin R/R AML AnnAraC Clinical Evaluation) will be a global trial, including sites in the US. The Company remains on track to initiate patient treatment in the first quarter of 2025.

Annamycin currently has Fast Track Status and Orphan Drug Designation from the FDA for the treatment of relapsed or refractory acute myeloid leukemia, in addition to Orphan Drug Designation for the treatment of soft tissue sarcoma. Furthermore, Annamycin has Orphan Drug Designation for the treatment of relapsed or refractory acute myeloid leukemia from the European Medicines Agency (EMA).

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a Phase 3 clinical stage pharmaceutical company advancing a pipeline of therapeutic candidates addressing hard-to-treat tumors and viruses. The Company’s lead program, Annamycin, is a next-generation anthracycline designed to avoid multidrug resistance mechanisms and to eliminate the cardiotoxicity common with currently prescribed anthracyclines. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

The Company is initiating the MIRACLE (Moleculin R/R AML AnnAraC Clinical Evaluation) Trial (MB-108), a pivotal, adaptive design Phase 3 trial evaluating Annamycin in combination with cytarabine, together referred to as AnnAraC, for the treatment of relapsed or refractory acute myeloid leukemia. Following a successful Phase 1B/2 study (MB-106), with input from the FDA, the Company believes it has substantially de-risked the development pathway towards a potential approval for Annamycin for the treatment of AML. This study is subject to appropriate future filings with potential additional feedback from the FDA and their foreign equivalents.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of pathogenic viruses, as well as certain cancer indications.

For more information about the Company, please visit www.moleculin.com and connect on X, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the timing of the commencement of enrollment of the MIRACLE trial. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:
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Jenene Thomas

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MBRX@jtcir.com